Liberty Star hires Geotech Ltd. to update Hay Mountain Project ZTEM data

For Immediate Release

TUCSON, AZ–(September 30, 2019)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCPK: LBSR) is pleased to announce it has engaged Geotech Ltd. of Aurora, Ontario, Canada to advance the original ZTEM and magnetic dataset it gathered at Liberty Star’s Hay Mountain Project in the airborne geophysical survey performed in July 2013. Geotech Ltd. will update the dataset to the 3D Inversion level of analysis, both 3D ZTEM inversion, and 3D MVI (magnetic vector inversion).

This more sophisticated analysis and interpretation, which Geotech has been developing and improving since the 2013 survey, substantially enhances the utility of the geophysical dataset already collected at the Hay Mountain Project (the: “Project”). This new study will produce dramatically improved imagery of the indicated geophysical signatures already apparent at the Project, elevates Liberty Star’s understanding of the information to current technological standards, and sets the stage for clearer and more compelling communication of the data to prospective operating partners. Comments CEO Brett Gross, “Combining classic mineral exploration with state of the art technology, remains the Company’s guiding philosophy. We expect delivery of a new XRF device for on-site geochemical analysis in November from ThermoFisher Scientific and we are fortunate to have a partnership with geophysics technology leader Geotech Ltd. The 2013 airborne survey remains an important Liberty Star asset thanks to the continuing advancement of Geotech’s leading-edge ZTEM technology.”

Brett I. Gross

President & CEO

Liberty Star Minerals

Forward Looking Statements Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2019, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services. RISK FACTORS FOR OUR COMPANY ARE SET OUT IN OUR 10-K AND OTHER PERIODIC FILINGS WITH THE SEC ON EDGAR.

Follow Liberty Star Minerals on Agoracom, Facebook , LinkedIn & Twitter@LibertyStarLBSR

Contact:

Liberty Star Minerals Investor Relations

Tracy Myers

520-425-1433

info@LBSR.us

Update 907

Hay Mountain ZTEM Case Study

GEOTECH
AIRBORNE GEOPHYSICAL SURVEYS

MAG3D MAGNETIC INVERSION

3D MAG SUSC MODEL (UPPER 500M REMOVED)

Surficial Magnetic Highs
(Tertiary Volcanics)
NW Trending
Boundary or
Contact
Moderately
Buried Magnetic
High Bodies
M1
M2
M3
M3'
M4
M5
M6
M7
M8
M9
M10
0
5km
Deeper Magnetic
High Bodies
3D Mag. Susc.
(SI units)

- **3D Magnetic Inversion Reveals Presence of Magnetic Susceptibility Highs Below Hay Mountain Geochemical Anomaly.**
- **<100 to >500m Source Depths Too Shallow to Represent Precambrian Basement – Suggests Presence of Intrusive/Porphyry-Related Magnetic Alteration or Skarns.**